Exhibit 21


SUBSIDIARIES OF LILLY INDUSTRIES, INC. AS OF FEBRUARY 21, 1997


     Name of Subsidiary                                  State of Incorporation

1.   Lilly Industries (USA), Inc.                        Indiana

2.   Lilly Industries (Asia), Limited                    Hong Kong

3.   Lilly Industries (Australia) Pty Ltd.               Australia
     (Subsidiary of Lilly Industries (USA), Inc.)

4.   Lilly Industries (Cornwall) Limited                 Ontario, Canada
     (Subsidiary of Lilly Industries (USA), Inc.)

5.   Lilly Industries (Ireland) Limited                  Ireland

6.   Lilly Industries (Malaysia) Sdn.Bhd.                Malaysia

7.   Lilly Industries (Mexico), S.A. de C.V.             Mexico

8.   Lilly Industries, Inc.(Canada)                      Ontario, Canada

9.   Lilly Industries (Far East), Ltd.                   Taiwan

10.  Lilly Industries (Thailand), Limited                Thailand

11.  London Laboratories GmbH                            Germany
     (Subsidiary of Lilly Industries (USA), Inc.)

12.  London Laboratories Limited                         Ontario, Canada
     (Subsidiary of Lilly Industries (USA), Inc.)

13.  Merckens Lackchemie GmbH and Company KG             Germany
     (Subsidiary of London Laboratories, GmbH)

14.  Dongguan Lilly Paint Industries, Ltd.               Peoples Republic
     (Subsidiary of Lilly Industries (Asia), Limited)      of China

15.  G.C.I. Insurance Company, Limited                   Bermuda
     (Subsidiary of Lilly Industries (USA), Inc.)

16.  Guardsman UK Limited                                United Kingdom
     (Subsidiary of Lilly Industries (USA), Inc.)

17.  Guardsman Chemical International                    Virgin Islands
     (Subsidiary of Lilly Industries (USA), Inc.